Exhibit 99.1

Surge Global reports profit; files Cross Complaint

SOLANA BEACH Calif., August 15, 2008 (PRIME NEWSWIRE) -- Surge Global Energy, Inc. (OTC BB: SRGG.OB - News): Surge Global Energy, Inc. posted second quarter net income available to common shareholders of $3.4 million, or 10 cents a share, compared with a restated loss of $4.6 million, or16 cents a share, for the same quarter in 2007. This year's June quarter included a gain on the sale of its Peace Oil subsidiary of $3.7 million reflecting the elimination of prior periods’ tax liabilities. Excluding the gain, Surge Global would have posted a loss available to common shareholders of $0.3 million.

For the six months ended June 30, 2008 Surge had net income available to common shareholders of $3.4 million or 10 cents per share versus a restated 2007six month’s loss of $6.2 million, or 16 cents per share.

"The repurchase of 3.6 million common shares and 10.4 million common share equivalents during the second quarter, combined with the sale of Peace Oil Corp. and the elimination of prior year’s income tax accruals, increased our shareholders' equity to $8.8 million or 25 cents per share on a fully diluted basis. Surge Global Energy is now positioned to commence locating and developing new oil and gas prospects, and deploying our assets into new ventures," stated E. Jamie Schloss CEO.

Additionally, on August 1, 2008, Surge Global filed a counterclaim in San Diego Superior Court against its former CEO, David Perez, and a former board member, Daniel Schreiber, alleging Breach of Fiduciary Duty, Breach of Contract, Fraud, Conspiracy and a Claim for Injunctive Relief.

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read our most recent Annual Report on Form 10-KSB and the risk factors contained herein, Form 10-Q

Contact:
          Surge Global Energy, Inc.
          E. Jamie Schloss, Chief Executive Officer
          858-720-9900
          Surgeglobalshare@aol.com
Source: Surge Global Energy, Inc.